News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Rose Briani-Burden Business Communications

815-639-6282

Woodward Acquires MPC Products Corporation
Combination to expand focus in aerospace market

Fort Collins, Colo., August 19, 2008—Woodward Governor Company (Nasdaq: WGOV) today announced Woodward and MPC Products Corporation have entered into a definitive stock purchase agreement under which Woodward would acquire MPC in a transaction valued at approximately $383 million. MPC, a privately-held company headquartered in Skokie, Ill., operated under the leadership of Joseph Roberti and Vincent Roberti for more than 45 years. MPC is an industry leader in the manufacture of high-performance electromechanical motion control systems primarily for aerospace applications. MPC’s net sales were $195 million for its fiscal year ended December 31, 2007. The company would become a wholly-owned subsidiary of Woodward. The addition of MPC is expected to be accretive to Woodward’s results in fiscal 2009.

MPC’s main product lines include high performance electric motors and sensors, analog and digital control electronics, rotary and linear actuation systems, and flight deck and fly-by-wire systems. MPC’s products are used in both commercial and military aerospace programs. Companies such as Boeing, Bombardier, Raytheon, and Lockheed Martin rely on MPC’s products to provide solutions for their critical flight-control applications, radar, electro-optical drives, and other control systems requirements. To allow for a focus on airframe applications, MPC will form the basis of a fourth Woodward business segment, Airframe Systems.

“We anticipate that, together, Woodward and MPC will deliver substantial benefits through an improved focus on aerospace energy control solutions. MPC’s actuation, motor, sensor, and electronic capabilities complement our fluid energy and motion control technologies and will improve our systems offerings,” said Tom Gendron, Woodward Chairman and CEO. “We believe our global footprint will enhance MPC’s business to achieve stronger growth going forward.”

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“Woodward is a very strong, active company. We feel the combination of MPC and Woodward will give both companies an opportunity for improved growth and expansion, and with Woodward’s support, MPC can further improve its leadership role in the industry,” said Joan Roberti, member, MPC Board of Directors.

The acquisition is anticipated to be completed in October 2008. Going forward, Woodward believes there are significant opportunities for operating synergies. Woodward will also assume MPC indebtedness and certain other obligations.

Woodward expects to pay approximately $337 million at closing for all outstanding shares and to repay MPC’s outstanding debt, which is currently $22 million. Woodward currently has a $225 million credit facility in place, all of which is currently available. Woodward expects to use available cash and some or all of the amounts available under its committed credit facility to pay a portion of the purchase price. Woodward intends to seek additional financing to fund the remaining portion and provide short-term liquidity after the closing and has had discussions with lenders and other financing sources regarding the additional funding needed and believes sufficient liquidity should be available to satisfy these funding requirements. There can be no assurance that any additional financing will be available on commercially acceptable terms or at all. Woodward’s obligation to close this transaction is not conditioned upon its ability to secure financing for the transaction.

MPC is subject to an investigation by the U.S. Department of Justice (the “DOJ”) regarding certain of its pricing practices prior to 2006 related to government contracts. MPC and the U.S. Attorney for the Northern District of Illinois have reached a settlement in principle and are in the process of finalizing and obtaining approvals within the DOJ. Final disposition will be subject to acceptance and approval by the U.S. District Court. Woodward has not participated in any discussions with the government relating to the investigation. It is anticipated that any settlement of the matter would involve the payment of monetary fines and other amounts by MPC. MPC is also in the process of working with the U.S. Department of Defense to resolve any administrative matters that may arise out of the investigation. There can be no assurance as to the resolution of these matters. The purchase price for MPC reflects the amount agreed to in principle with the U.S. Attorney. Any resulting fines or other sanctions beyond this amount could have a material negative impact on MPC.

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Conference Call
Woodward will hold an investor conference call at 2:00 p.m. EDT on Tuesday, August 19, 2008 to discuss the acquisition of MPC Products Corporation. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-225-4091 (domestic) or 1-703-639-1128 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1274688. An audio replay will be available by telephone from 6:00 p.m. EDT August 19, 2008 until 11:59 p.m. EDT on August 22, 2008. The telephone number to access the replay is 1-888-258-7854 (domestic) or 1-703-925-2490 (international); reference access code 1274688.

About MPC
MPC Products Corporation, headquartered in Skokie, Ill., is an innovative engineering and manufacturing organization dedicated to the design and production of high reliability electromechanical motion control systems primarily for aerospace applications. As an industry leader, MPC is dedicated to offering its customers applied research, design engineering, precision parts manufacturing, and product support.

About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for engines, aircraft and industrial turbines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and cost-effective equipment. Woodward is headquartered in Fort Collins, Colo., USA and serves global markets in aerospace, power and process industries, and transportation. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including but not limited to statements regarding the combined company’s plans, objectives, expectations and intentions, the anticipated benefits of the acquisition of MPC and expected business opportunities that may be available to Woodward, the closing date of the acquisition and the payments to be made by Woodward on that date, the manner in which Woodward intends to finance the acquisition and short-term liquidity after the closing, the availability of sufficient liquidity to satisfy these funding requirements, and the scope of the fines, payments and sanctions associated with the DOJ investigation. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, Woodward’s inability to obtain financing to fund the acquisition on commercially acceptable terms or at all, the inability of MPC to resolve the DOJ matters based on the terms of the current agreement in principle, the inability of the parties to consummate the acquisition, the failure of Woodward to successfully integrate the MPC business or realize synergies, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2007, and the Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007, March 31, 2008, and June 30, 2008.

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